EXHIBIT 99.1
Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD
QUARTERLY EARNINGS

SECOND QUARTER ADJUSTED NET INCOME INCREASES 50%, ADJUSTED EARNINGS PER SHARE INCREASE 49%

Princeton, NJ - July 31, 2012 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net income of $17.8 million, or $0.44 per share, for the three months ended June 30, 2012. Adjusted Net Income and Adjusted Earnings per Share were $20.3 million and $0.50, respectively, for the quarter ended June 30, 2012, compared to Adjusted Net Income and Adjusted Earnings per Share of $13.6 million and $0.34, respectively, for the quarter ended June 30, 2011. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the second quarter of 2012 include:

•	Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $18.6 billion, up 6.2% from the second quarter of 2011

•	Quarterly Net Revenue of $135.3 million, up 10.7% from the second quarter of 2011

•	Operating Margin on Net Revenue of 22.0% compared to 17.7% for the same quarter in 2011

•	Same store sales rose 2.2% and volume attrition was 12.7% in the second quarter

•	New margin installed of $15.1 million, up 20.5% from the second quarter of 2011 and the best quarterly new margin installed performance in three years
Share-based compensation reduced earnings by $4.0 million pre-tax, or approximately $0.06 per share, compared to $1.7 million, or $0.03 per share in the second quarter of 2011Robert Carr, Chairman and CEO, said, “Record transaction processing volume and exceptional growth in our non-card businesses in the second quarter drove earnings to a quarterly record. In addition, our operating margin in the quarter exceeded our near term goal as we continue to improve overall efficiency and productivity. New business in the quarter was the best in several years, with new margin installed increasing over 20% from a year ago as our Durbin Dollars marketing campaign continues to bolster results and both our established and newly hired relationship managers achieved individual record levels of new business production. Cash flow in the second quarter was up significantly from the same period a year ago, supporting our strategic growth initiatives, including our Heartland School Solutions' recent acquisition of Lunch Byte, as well as providing the resources to reward our shareholders through dividends and share repurchases. We have made tremendous progress strengthening our organization and expanding our franchise, and are well-positioned to capitalize on the growth opportunities arising across our industry to create value for our shareholders.”

SME card processing volume for the three months ended June 30, 2012 increased 6.2% from the year-ago quarter to $18.6 billion as same store sales increased 2.2%, volume attrition was 12.7% and new margin installed grew 20.5%. Net revenue in the quarter increased 10.7% over the prior year as a result of strong card and non-card business revenue growth, especially Heartland School Solutions. Operating income in the quarter was up 37% over the year-ago quarter to $29.7 million, or 22% of net revenue, reflecting the improved leverage resulting from ongoing efficiency initiatives. The significant improvement in operating performance in the quarter was achieved despite a substantial increase in share-based compensation, which was also the primary driver of an 11% rise in general and administrative expenses. Share-based compensation throughout 2012 is expected to be substantially higher than in 2011, reflecting improvements in corporate financial performance that is triggering the recognition of additional costs associated with certain performance-based Restricted Stock Units that are likely to vest in coming years.

Mr. Carr continued, “These are exciting times throughout the payments industry. We are investing in new technology and developing exciting new products in existing and adjacent markets to remain a leader in this large, fast growing and dynamic industry. Most importantly, this past quarter we added accomplished executives to our management team to more effectively capitalize on existing and emerging opportunities in the industry that will enhance our growth and profitability. By continuing to strengthen our organization, we can more effectively leverage our resources and relationships to grow in markets that are rapidly expanding and offer superior returns. While our business continues to change and grow, we remain committed to providing our merchants with a 'Fair Deal'.”

SIX MONTH RESULTS:
For the first six months of 2012, GAAP net income was $31.6 million or $0.78 per share, compared to $20.1 million, or $0.50 per share for the first half of 2011. Net revenue for the first half of 2012 was $263.9 million, up 12.4% compared to the first half of 2011. Adjusted net income and earnings per share for the first half of fiscal 2012 were $36.0 million or $0.89 per share, compared to $22.8 million, or $0.57 per share in the first half of fiscal 2011. Year-to-date 2012, share-based compensation expense has reduced earnings by $4.3 million or $0.11 per diluted share, compared to $2.3 million, or $0.06 per diluted share, a year ago.

FULL YEAR 2012 GUIDANCE:
For full year 2012, we expect Net Revenue to be between $540 million and $545 million, and Adjusted EPS to be between $1.70 and $1.74, before deducting $0.22 per share of after-tax share-based compensation expense.

BOARD DECLARES QUARTERLY DIVIDEND; SHARE REPURCHASE PROGRAM UPDATE

The Company also announced that the Board of Directors declared a quarterly dividend of $0.06 per common share payable September 14, 2012 to shareholders of record on August 24, 2012. In the second quarter, the Company completed its previously-announced $50 million repurchase program, repurchasing a total of 1.93 million shares at an average cost of $25.82 over the course of the program. The Board has also authorized a new $50 million repurchase program under essentially the same terms and conditions as the completed program.

CONFERENCE CALL:

Heartland Payment Systems, Inc. will host a conference call on July 31, 2012 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 466-4518. Please provide the operator with PIN number 3347240. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, school solutions, loyalty marketing services, campus solutions, payroll and related business solutions and services to more than 250,000 business and education locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, (www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total revenues	$518,521	$525,977	$989,006	$993,623
Costs of services:
Interchange	330,742	365,207	628,690	686,006
Dues, assessments and fees	52,505	38,551	96,373	72,701
Processing and servicing	57,188	55,359	113,910	107,915
Customer acquisition costs	11,263	12,130	22,699	23,788
Depreciation and amortization	4,506	3,701	8,892	7,576
Total costs of services	456,204	474,948	870,564	897,986
General and administrative	32,584	29,377	65,466	59,423
Total expenses	488,788	504,325	936,030	957,409
Income from operations	29,733	21,652	52,976	36,214
Other income (expense):
Interest income	45	41	160	82
Interest expense	(756)	(1,116)	(1,606)	(2,308)
Provision for processing system intrusion costs	(81)	(372)	(238)	(675)
Other, net	(4)	(308)	(4)	(745)
Total other income (expense)	(796)	(1,755)	(1,688)	(3,646)
Income before income taxes	28,937	19,897	51,288	32,568
Provision for income taxes	10,975	7,505	19,474	12,314
Net income	17,962	12,392	31,814	20,254
Less: Net income attributable to noncontrolling interests	161	134	259	181
Net income attributable to Heartland	$17,801	$12,258	$31,555	$20,073

Net income	$17,962	$12,392	$31,814	$20,254
Other comprehensive income:
Unrealized gains on investments, net of income tax of $2, $0, $10 and $2	4	—	15	5
Unrealized losses on derivative financial instruments	(3)	(536)	(9)	(582)
Foreign currency translation adjustment	(267)	97	(36)	453
Comprehensive income	17,696	11,953	31,784	20,130
Less: Comprehensive income attributable to noncontrolling interests	81	163	248	317
Comprehensive income attributable to Heartland	$17,615	$11,790	$31,536	$19,813

Earnings per common share:
Basic	$0.46	$0.32	$0.81	$0.52
Diluted	$0.44	$0.31	$0.78	$0.50
Weighted average number of common shares outstanding:
Basic	38,844	38,792	38,840	38,625
Diluted	40,448	40,128	40,504	39,934

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$42,951	$40,301
Funds held for payroll customers	48,859	42,511
Receivables, net	180,096	176,535
Investments held to maturity	3,711	2,505
Inventory	11,168	11,492
Prepaid expenses	8,787	9,660
Current tax asset	4,091	—
Current deferred tax assets, net	6,875	6,746
Total current assets	306,538	289,750
Capitalized customer acquisition costs, net	56,223	55,014
Property and equipment, net	120,437	115,579
Goodwill	118,610	103,399
Intangible assets, net	37,359	32,498
Deposits and other assets, net	738	681
Total assets	$639,905	$596,921

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$54,451	$63,881
Accounts payable	56,401	47,373
Deposits held for payroll customers	48,859	42,511
Current portion of borrowings	43,502	15,003
Current portion of accrued buyout liability	9,232	8,104
Processing liabilities and loss reserves	37,229	30,689
Accrued expenses and other liabilities	41,493	50,884
Current tax liability	—	1,408
Total current liabilities	291,167	259,853
Deferred tax liabilities, net	26,296	21,643
Reserve for unrecognized tax benefits	2,190	1,819
Long-term portion of borrowings	60,000	70,000
Long-term portion of accrued buyout liability	24,218	23,554
Total liabilities	403,871	376,869
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 40,742,488 and 39,626,846 shares issued at June 30, 2012 and December 31, 2011; 38,806,159 and 38,847,957 outstanding at June 30, 2012 and December 31, 2011	41	39
Additional paid-in capital	229,691	207,643
Accumulated other comprehensive loss	(699)	(680)
Retained earnings	56,111	29,236
Treasury stock, at cost (1,936,329 and 778,889 shares at June 30, 2012 and December 31, 2011)	(50,000)	(16,828)
Total stockholders’ equity	235,144	219,410
Noncontrolling interests	890	642
Total equity	236,034	220,052
Total liabilities and equity	$639,905	$596,921

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$31,814	$20,254
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	22,509	24,400
Other depreciation and amortization	14,714	14,023
Addition to loss reserves	1,195	3,381
Provision for doubtful receivables	390	1,270
Share-based compensation	6,901	3,700
Deferred taxes	4,522	2,253
Exit costs for service center	—	771
Other	29	83
Changes in operating assets and liabilities:
Increase in receivables	(2,324)	(17,561)
Decrease in inventory	383	1,093
Payment of signing bonuses, net	(15,461)	(14,161)
Increase in capitalized customer acquisition costs	(8,257)	(6,942)
Decrease (increase) in prepaid expenses	886	(2,750)
(Increase) decrease in current tax asset	(945)	15,758
Increase in deposits and other assets	(53)	(295)
Excess tax benefits on employee share-based compensation	(4,556)	(2,537)
Increase in reserve for unrecognized tax benefits	371	273
(Decrease) increase in due to sponsor bank	(9,430)	7,512
Increase in accounts payable	9,035	666
(Decrease) increase in accrued expenses and other liabilities	(11,457)	1,723
Increase in processing liabilities and loss reserves	5,263	2,025
Payouts of accrued buyout liability	(6,655)	(7,276)
Increase in accrued buyout liability	8,447	6,330
Net cash provided by operating activities	47,321	53,993
Cash flows from investing activities
Purchase of investments held to maturity	(1,865)	(2,178)
Maturities of investments held to maturity	676	1,282
(Increase) decrease in funds held for payroll customers	(6,323)	1,818
Increase (decrease) in deposits held for payroll customers	6,348	(1,812)
Acquisition of business, net of cash acquired	(23,682)	(7,598)
Purchases of property and equipment	(16,420)	(20,365)
Net cash used in investing activities	(41,266)	(28,853)
Cash flows from financing activities
Proceeds from borrowings	26,000	—
Principal payments on borrowings	(7,502)	(30,778)
Proceeds from exercise of stock options	11,840	5,733
Excess tax benefits on employee share-based compensation	4,556	2,537
Repurchases of common stock	(33,586)	—
Dividends paid on common stock	(4,680)	(3,095)
Net cash used in financing activities	(3,372)	(25,603)

Net increase (decrease) in cash	2,683	(463)
Effect of exchange rates on cash	(33)	37
Cash at beginning of year	40,301	41,729
Cash at end of period	$42,951	$41,303

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude share-based compensation expense, and certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”) announced in 2009. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Share-based compensation expense is excluded as a non-cash expense that the Company does not believe is reflective of ongoing operating results and which is an amount excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based share awards. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three months ended June 30, 2012 and 2011:

Share-based Compensation Expense - These expenses consist primarily of expenses related to the stock options and restricted share units, including performance-based awards, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Processing System Intrusion—On January 20, 2009, the Company publicly announced the discovery of a criminal breach of its payment systems environment. The Processing System Intrusion involved malicious software that appears to have been used to collect in-transit, unencrypted payment card data while it was being processed by the Company during the transaction authorization process. The Company believes the breach did not extend beyond 2008.

Since its announcement of the Processing System Intrusion on January 20, 2009 and through June 30, 2012, the Company has expensed a total of $147.3 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges of approximately $114.7 million relates to settlements of claims. Approximately $32.6 million of the total charges were for legal fees and costs the Company incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended June 30, 2012, the Company incurred approximately $0.1 million, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the three months ended June 30, 2011, the Company expensed approximately $0.4 million, or less than one cent per share, related to the Processing System Intrusion. During the six months ended June 30, 2012, the Company incurred approximately $0.2 million, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the six months ended June 30, 2011, the Company expensed approximately $0.7 million, or less than one cent per share, related to the Processing System Intrusion.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of share-based compensation expense and the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Share-based compensation expense, and Processing System Intrusion costs and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2012 and 2011 follows:

(In thousands, except per share):	Three Months Ended June 30,		Six Months Ended June 30,
Net income attributable to Heartland	2012	2011	2012	2011
Non-GAAP - Adjusted net income attributable to Heartland	$20,313	$13,567	$35,983	$22,792
Less adjustments:
Share-based compensation expense	3,967	1,730	6,901	3,700
Income tax benefit on share-based compensation expense	(1,505)	(653)	(2,621)	(1,401)
After-tax share-based compensation expense	2,462	1,077	4,280	2,299
Provision for processing system intrusion costs	81	372	238	675
Income tax impact of provision for processing system intrusion	(31)	(140)	(90)	(255)
After-tax provision for processing system intrusion costs	50	232	148	420
GAAP - Net income attributable to Heartland	$17,801	$12,258	$31,555	$20,073

Earnings per share
Non-GAAP - Adjusted net income per share	$0.50	$0.34	$0.89	$0.57
Less: share-based compensation expense	0.06	0.03	0.11	0.06
Less: provision for processing system intrusion costs	—	—	—	0.01
GAAP - Net income per share	$0.44	$0.31	$0.78	$0.50

Shares used in computing net income per share	40,448	40,128	40,504	39,934